Exhibit 99.1

THE ROYAL BANK OF SCOTLAND GROUP PLC

RULES OF THE 2010 LONG TERM INCENTIVE PLAN

Shareholders’ Approval:	28 April 2010
Board Adoption:	28 April 2010
Expiry Date:	28 April 2020

(incorporating amendments made on 1 June 2010)

Linklaters LLP

One Silk Street

London EC2Y 8HQ

Telephone (+44) 20 7456 2000

Facsimile (+44) 20 7456 2222

Ref 01/145/C Green-Wilkinson

Table of Contents

Contents		Page

1	Meaning of words used	1

2	Operation of the Plan	2

3	Grant of Awards	3

4	Reduction of Award	5

5	Vesting of Awards	5

6	Leaving the Group	7

7	Corporate events	9

8	General terms	10

Schedule 1 Phantom awards		15

Schedule 2 Australia		17

Schedule 3 USA		19

i

Rules of the 2010 Long Term Incentive Plan

Introduction

This Plan provides for the grant of conditional rights to receive Shares and/or Options to those Employees selected to participate.

Participants will generally only become entitled to the Shares if they are still an Employee on Vesting. An Award may also include the right to receive an amount, in cash or in Shares, equal in value to the dividends which were payable between the Award Date and Vesting on the number of Shares which Vest.

This introduction does not form part of the Plan. It is an overview of how the Plan operates.

1                                      Meaning of words used

In these rules:

“ABN” means RBS Holdings N.V. (previously named ABN Amro Holdings N.V.) and its subsidiaries from time to time;

“Acquiring Company” means a person who has or obtains Control of the Company;

“Award” means a Conditional Award or an Option;

“Award Date” means the date which the Committee sets for the grant of an Award;

“B Shares” means Class B shares of £0.01 each in the capital of the Company;

“Business Day” means a day on which the London Stock Exchange (or, if relevant and the Committee determines, any stock exchange nominated by the Committee on which the Shares are traded) is open for the transaction of business;

“Control” has the meaning given to it by Section 995 of the Income Tax Act 2007;

“Committee” means the Remuneration Committee of the Company and any individual or group of persons authorised by the Remuneration Committee to exercise powers under the Plan;

“Company” means The Royal Bank of Scotland Group plc;

“Conditional Award” means a conditional right to acquire Shares under the Plan;

“Dealing Restrictions” means restrictions on dealing in Shares, imposed by the Model Code or otherwise;

“Disciplinary Action” for the purpose of rule 5.2, means any enquiry or investigation by any Member of the Group into the conduct, capability or performance of a Participant that may potentially lead to disciplinary action being taken against that Participant, and/or any disciplinary procedure (whether in accordance with any relevant contractual obligation, policy or otherwise) that has been commenced by any Member of the Group against a Participant;

“Employee” means any employee of a Member of the Group including an executive director;

“Member of the Group” means the Company, its Subsidiaries from time to time and any other company which the Committee determines should be treated as a Member of the Group;

“Option” means a right to acquire Shares granted under the Plan;

“Option Period” means a period starting on the grant of an Option and ending at the end of the day before the tenth anniversary of the grant, or such shorter period as may be specified under rule 3.2 on the grant of an Option;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under rule 3.2.3;

“Participant” means a person holding an Award or his personal representatives who have produced a UK grant of representation;

“Performance Condition” means any performance condition imposed under rule 3;

“Performance Period” means the period in respect of which a Performance Condition is to be satisfied;

“Plan” means these rules known as “The 2010 LTIP” as changed from time to time;

“RBS Bond” means debt issued or to be issued by any Member of the Group;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a company which is a subsidiary of the Company within the meaning of Section 1159 of the Companies Act 2006;

“Vesting” in relation to an Option, means the Option becoming exercisable and in relation to a Conditional Award, means a Participant becoming entitled to have the Shares transferred to him subject to the Plan.

2                                      Operation of the Plan

2.1                            Timing of Operation

The Committee may operate the Plan at any time after its adoption and before its termination, but Awards may not be granted at any time after the Plan terminates under rule 8.15. Awards may only be granted within 42 days starting on any of the following:

2.1.1                   the date of shareholder approval;

2.1.2                   the day after the announcement of the Company’s results for any period;

2.1.3                   any day on which the Committee resolves that exceptional circumstances exist which justify the grant of Awards;

2.1.4                   the day an Employee joins any Member of the Group, where the Awards are granted as a replacement for an incentive that would otherwise have been provided by the Employee’s previous employer;

2.1.5                   any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

2.1.6                   the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

2.2                            Selection of Participants

In relation to any operation of the Plan the Committee may select any Employees to participate in the Plan. However, a selected Employee who ceases to be an Employee before the Award Date will not receive an Award.

2.3                            No Payment

A Participant is not required to pay for the grant of any Award.

3                                      Grant of Awards

3.1                            Grant of Awards

The Committee may grant an Award to such Employees as it, in its sole discretion, considers appropriate.

3.2                            Terms of Awards

Awards are subject to the rules of the Plan and any Performance Condition and must be granted by deed. The terms of the Award, as determined by the Committee, must be specified in the deed and must include:

3.2.1                   whether the Award is:

(i)           a Conditional Award;

(ii)          an Option,

or a combination of these;

3.2.2                   the Award Date;

3.2.3                   the Option Price (if relevant);

3.2.4                   the number of Shares subject to the Award or the basis on which the number of Shares subject to the Award will be calculated;

3.2.5                   any Performance Condition or any other condition specified under rule 3.4;

3.2.6                   the date or dates of Vesting for the Award, or any part of the Award, unless specified in a Performance Condition;

3.2.7                   whether the Participant is entitled to receive any cash or Shares as a dividend equivalent under rule 5.4;

3.2.8                   if relevant, whether an Option will be satisfied in cash, Shares or RBS Bonds under rule 5.5.1; and

3.2.9                   if rule 4 (Reduction of Award) is disapplied in respect of the Award, or any part of the Award, a statement that the rule is so disapplied.

3.3                            Performance Conditions

When granting an Award, the Committee may make its Vesting conditional on the satisfaction of one or more conditions linked to the strategic objectives of the Company, including team based conditions aligned to its corporate based strategy. A Performance Condition must be objective and specified at the Award Date and may provide that an Award will lapse if a Performance Condition is not satisfied. The Committee may waive or change a Performance Condition in accordance with its terms or if anything happens which causes the Committee reasonably to consider it appropriate.

3.4                            Other conditions

When granting Awards, the Committee may impose other conditions. Those conditions must be set out in the deed and may be amended or waived by the Committee at any time in its discretion.

3.5                            Award Certificate

Each Participant will receive a certificate or statement setting out the terms of the Award; this may be the deed referred to in rule 3.2 or any other document.

3.6                            Individual limit for Awards

An Award must not be granted to an Employee if it would at the proposed Award Date, cause the market value of Shares subject to Awards that he has been granted in that financial year under the Plan to exceed 4 times his annual basic salary from Members of the Group. For these purposes, market value may be determined by reference to the share price averaged over a period specified by the Committee.

This limit may be exceeded if the Committee determines that exceptional circumstances make it desirable that Awards should be granted in excess of that limit.

3.7                            Plan limits - 10 per cent

The Committee must not grant an Award if the number of Shares committed to be issued under that Award exceeds 10 per cent of the ordinary share capital of the Company in issue immediately before that day, including any B Shares in issue, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other employee share plan operated by the Company, granted in the previous 10 years.

3.8                            Plan limits - 5 per cent

The Committee must not grant an Award if the number of Shares committed to be issued under that Award exceeds 5 per cent of the ordinary share capital of the Company in issue immediately before that day, including any B Shares in issue, when added to the number of Shares which have been issued, or committed to be issued, to satisfy Awards under the Plan, or options or awards under any other discretionary employee share plan adopted by the Company, granted in the previous 10 years.

3.9                            Scope of Plan limits

Where the right to acquire Shares is released or lapses or is satisfied in cash or RBS Bonds, the Shares concerned are ignored when calculating the limits in rules 3.7 and 3.8.

As long as so required by the Association of British Insurers, Shares transferred from treasury are treated as Shares issued by the Company.

For the purposes of rules 3.7 and 3.8, the number of Shares committed to be issued under that Conditional Award or Option will be based on the net number of Shares to be transferred on Vesting or exercise (as applicable), from the date of any Committee determination that:

3.9.1                   under rule 5.3.3 any Conditional Award will be reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.4.1, in which case the net number will be calculated by reference to applicable tax rates on the date of the Committee’s determination;

3.9.2                   under rule 5.5.2 an Option will be satisfied in Shares; and

3.9.3                   under rule 5.5.1 a Conditional Award will be satisfied in cash or RBS Bonds.

4                                      Reduction of Award

4.1                            Review of Awards

The Committee may review Awards, or any individual Award, in the light of the performance of the Company and any Member of the Group, any business area or team and the conduct, capability or performance of the Participant, unless it specifies otherwise when granting the Award. The review may take place at any time determined by the Committee.

4.2                            Focus of Review

4.2.1

In carrying out a review the Committee will consider:

(i)                                   whether results have subsequently appeared materially inaccurate or misleading;

(ii)                                whether a business unit or profit centre in which the participant worked has subsequently made a loss out of business written in the performance period or which could reasonably have been risk-managed in the performance period;

(iii)                             any performance of a participant, team, business area or profit centre, if the Committee deems that the circumstances warrant a review; and

(iv)                            any other matter which appears relevant.

4.3                            Reduction of Award

Following a review under rule 4.1, the Committee may, in its sole discretion, make any determination in respect of any part of an Award that has not Vested (or, in respect of an Option, that has not been exercised), including for example:

4.3.1                   reduce the number of Shares in respect of an Award;

4.3.2                   determine that no Shares, cash or RBS Bonds will Vest in respect of a Conditional Award or that an Option may not be exercised and will lapse in whole or in part; and

4.3.3                   determine that no amount, or a reduced amount, will be paid in respect of any dividend equivalent.

5                                      Vesting of Awards

5.1                            Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Committee will determine whether and to what extent any Performance Condition has been satisfied and the number of Shares and/or the amount of cash the Participant will receive under rule 5.3.

5.2                            Timing of Vesting

5.2.1                   Where an Award is subject to a Performance Condition, subject to rules 3.4, 5.2.3, 5.3.3, 5.5, 6 and 7 an Award Vests to the extent determined under rule 5.1 (Determination of Performance Condition), on the date on which the Committee makes its determination or, if on that date a Dealing Restriction applies to a Participant, it Vests in respect of that Participant on the first date on which the Dealing Restriction ceases to apply. To the extent any Performance Condition is not satisfied, the Award lapses, unless otherwise specified in the Performance Condition.

5.2.2                   Subject to rules 3.4, 5.2.3, 5.3.3, 5.5, 6 and 7 an Award Vests on the date of Vesting specified at grant. However, if a Dealing Restriction applies to a Participant on the date of Vesting, Vesting is delayed in respect of that Participant’s Award until the Dealing Restriction ceases to apply to that Participant.

5.2.3                   Vesting is delayed in respect of a Participant’s Award, or any part of it, if any of the following circumstances apply on the anticipated date of Vesting:

(i)           if the Participant is subject to any Disciplinary Action; or

(ii)          if a matter which may otherwise involve or affect that Participant has been referred to the Committee for review under rule 4.

In these cases, Vesting will not occur unless and until the Committee determines that the Award should Vest.

5.3                            Consequences of Vesting

5.3.1                   In relation to a Conditional Award, as soon as practicable after Vesting the Participant will receive the number of Shares in respect of which it has Vested, subject to rules 5.3.3, 5.5, 6.4, 8.4 and 8.10.

5.3.2                   In relation to an Option, to the extent it has vested a Participant may exercise the Option at any time during the Option Period following Vesting by giving notice in the prescribed form to the Company or any person nominated by the Company and paying the Option Price (if any). The Option will lapse at the end of that period or, if earlier, on the earliest of:

(i)           if a Participant ceases to be an employee of any Member of the Group under rule 6.2, twelve months after it Vests in accordance with rule 6.3;

(ii)          six months after an event which gives rise to Vesting under rule 7 or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served; or

(iii)         if the Participant dies, the earlier of two years from his death or three months after the Participant’s personal representatives notify the Company that they have obtained a UK grant of representation, and, subject to rules 5.3.3, 5.5, 6.4, 8.4 and 8.10, the Committee will arrange for Shares to be transferred to or issued to the Participant within 30 days of the date on which the Option is exercised. If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

5.3.3                   The Participant will receive the number of Shares in respect of which the Award has Vested, unless the Committee determines that this is reduced by a sufficient number of Shares as may be necessary to discharge any liability under rule 8.4.1.

5.4                            Dividend Equivalent

An Award may include the right to receive an amount (known as a “dividend equivalent”) equal in value to the dividends which were payable on the number of Shares in respect of which an Award Vests between the Award Date and Vesting or, for Options, between the Award Date and exercise. This amount may be paid in cash or Shares (as determined from time to time by the Committee). Dividend equivalents will be paid to the Participant as soon as practicable after Vesting, subject to rule 8.4.

5.5                            Alternative ways to satisfy Awards

5.5.1                   On the Vesting of a Conditional Award, the Committee may decide to satisfy the portion which Vests by paying an equivalent amount in cash or by transferring an equivalent value in RBS Bonds (subject to rule 8.4).

5.5.2                   At the Award Date or at any time before exercise of an Option, the Committee may decide to satisfy the Option by paying an amount in cash equal to the amount by which the Market Value (as determined in rule 5.6) of the Shares in respect of which the Option is exercised exceeds the Option Price (if any) on the date of exercise, subject to rule 8.4. Alternatively, the Committee may decide to satisfy an Option by procuring the issue or transfer of Shares or RBS Bonds to the value of such cash amount. If the Committee decides to satisfy an Option in this way, the Participant need not pay the Option Price or, if he has paid it, the Company will repay it to him.

5.6                            Market Value

For the purposes of rule 5.5.2, “Market Value” on any particular day means:

5.6.1                   the price for the immediately preceding Business Day;

5.6.2                   if the Committee decides, the average price for the five immediately preceding Business Days; or

5.6.3                   such other price as the Committee may decide.

The “price” is the middle market quotation taken from the Daily Official List of the London Stock Exchange or the price as shown in the London Financial Times, as determined by the Committee.

6                                      Leaving the Group

6.1                            General rule on leaving employment

6.1.1                   Unless rule 6.2 applies, an Award which has not Vested will lapse on the date the Participant ceases to be an employee of a Member of the Group.

6.1.2                   The Committee may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group, (whether or not such termination is lawful) unless the reason for giving or receiving notice is one listed in rule 6.2.1 below.

6.2                            Leaving in exceptional circumstances

6.2.1                   If a Participant ceases to be an employee of any Member of the Group for any of the reasons set out below, his Award will Vest as described in rule 6.3 and lapse as to the balance. The reasons are:

(i)                                  ill-health, injury or disability, as established to the satisfaction of the Company;

(ii)                               retirement with the agreement of the Participant’s employer;

(iii)                            redundancy;

(iv)                           the Participant’s employing company ceasing to be a Member of the Group;

(v)                              the business in which the Participant works being transferred to a person which is not a Member of the Group;

(vi)                           any other reason, if and to the extent the Committee so decides in any particular case.

6.2.2                   If the Committee does not exercise any discretion provided for in rule 6.2.1 within 30 days after cessation of the relevant Participant’s employment, the Award will lapse on the date of cessation.

6.3                            Vesting

Where rule 6.2 applies, an Award which has not Vested will Vest on the date or dates originally set for Vesting (or on such earlier date or dates as the Committee may consider appropriate), subject to the following:

6.3.1                   the satisfaction of any Performance Condition, as determined by the Committee in the manner specified in the Performance Condition or in such a manner as it considers reasonable;

6.3.2                   a pro rata reduction to reflect the proportion of the period between the Award Date and date originally set for Vesting which has not elapsed, unless the Committee decides otherwise.

6.4                            Death

If a Participant dies, his Award will not lapse but will Vest in full on the date of death. The Committee will only arrange for Shares, cash and/or RBS Bonds to be delivered to the Participant’s personal representatives if they have produced a valid grant of probate (or local equivalent, if applicable, subject to the satisfaction of the Committee).

6.5                            Overseas transfer

If a Participant remains an Employee but is transferred to work in another country or changes tax residence status and, as a result he would:

6.5.1                   suffer a tax disadvantage in relation to his Awards (this being shown to the satisfaction of the Committee); or

6.5.2                   become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the security laws or exchange control laws of the country to which he is transferred, then the Committee may decide that the Awards will Vest on a date they choose before or after the transfer takes effect. The Award will Vest and/or lapse to the extent they permit.

6.6                            Meaning of “ceasing to be an employee”

For the purposes of this rule 6, a Participant will not be treated as ceasing to be an employee of a Member of the Group until he ceases to be an employee of all Members of the Group, or if he recommences employment with a Member of the Group within 7 days of so ceasing. If a Participant joins ABN on ceasing employment with a Member of the Group, the Committee may determine that he will not be treated as ceasing to be an employee of a Member of the Group.

7                                      Corporate events

7.1                            Change of Control

If a person (including a person acting in concert with other persons) acquires Control of the Company, whether as a result of a general offer for Shares becoming unconditional or as a result of a court sanctioning a scheme of arrangement under Section 895 of the Companies Act 2006 or otherwise, Awards Vest on the date the acquisition of Control becomes effective, subject to the following (unless the Committee decides otherwise):

7.1.1                   the satisfaction of any Performance Condition, as determined by the Committee in the manner specified in the Performance Condition or in such a manner as it considers reasonable;

7.1.2                   a pro rata reduction to reflect the proportion of the period between the Award Date and Vesting which has not elapsed.

7.2                            Rights issues, demergers and other corporate events

If the Committee becomes aware that the Company is or is expected to be affected by any variation in share capital, demerger, distribution (other than an ordinary dividend), delisting or other transaction which, in the opinion of the Committee could affect the current or future value of Shares, Awards are not affected unless and to the extent that the Committee determines to:

(i)                                  allow Awards to Vest, subject to any conditions the Committee may decide to impose including, in the case of Options, specifying a different Option Period;

(ii)                               cause Awards to lapse wholly or in part;

(iii)                            require Awards to be exchanged under rule 7.4;

(iv)                           adjust the number of Shares comprised in an Award, and such other terms of the Award as appear appropriate; and/or

(v)                              take any other appropriate action.

7.3                            Committee

If rule 7.1 applies (except following an exchange under rule 7.4), “Committee” means Committee as constituted immediately before the acquisition of Control, and includes those people who were authorised at that time.

7.4                            Exchange of Awards

Where the Committee determines that an Award is to be exchanged for a new award, the terms of the new award will:

(i)                                  confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

(ii)                               be subject to terms which are and have a value which is equivalent, as far as practicable, to the existing Award;

(iii)                            be treated as having been acquired at the same time as the existing Award and, subject to paragraph (iv) below, Vests in the same manner and at the same time;

(iv)                           be in respect of a number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 7.1 or 7.2(i);

(v)                              be governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to the Company were references to the Acquiring Company or another body corporate determined by the Acquiring Company.

8                                      General terms

8.1                            Rights in respect of Awards

A Participant is not entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Option or a Conditional Award unless and until the Shares are issued or transferred to the Participant.

8.2                            Transfer of Awards

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. This rule 8.2 does not apply to the transmission of an Award on the death of a Participant to his personal representatives.

8.3                            Company Documents

The Company is not required to send to Participants copies of any documents or notices normally sent to the holders of its Shares.

8.4                            Tax withholding

8.4.1                   The Company, any employing company, any Member of the Group or trustee of any employee benefit trust, may withhold any amounts or make such arrangements as it considers necessary to meet any liability to taxation or social security contributions or other appropriate levies in respect of Awards.

8.4.2                   The Company, any employing company, any Member of the Group or trustee of any employee benefit trust operated by any Member of the Group may withhold or offset any amounts or make such arrangements as it considers necessary to repay any outstanding liability of any Participant

8.4.3                   Subject to rule 5.3.1, any arrangements in this rule 8.4 may include the sale or reduction in number of Shares or value of RBS Bonds comprised in an Award.

8.5                            Discretionary nature of the Plan

8.5.1                   Nothing in this Plan or the operation of the Plan will form part of the contract of employment or other relationship with any Member of the Group of any Employee, Participant or any other person (“Employee”). The fact that one or more Awards have been made to an Employee does not create any right to, or expectation of, continued employment.

8.5.2                   No Employee is entitled to participate in, or be considered for participation in, the Plan at all or at a particular level. Participation in the Plan does not imply any right to participate, or to be considered for any future participation.

8.5.3                   The terms of the Plan do not entitle the Employee to the exercise of any discretion in his favour.

8.5.4                   No Employee will have any right to compensation or damages or any other sum or benefit in respect of the Plan, including, without limitation, in relation to:

(i)                                  his eligibility to participate, or ceasing to be eligible to participate, or ceasing to participate in the Plan;

(ii)                               any exercise of a discretion or a decision taken in relation to the Plan or the Plan’s operation (whether or not this disadvantages the Employee concerned);

(iii)                            any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship); and

(iv)                           any loss of tax or any other fiscal detriment suffered in relation to the reduction or forfeiture of an Award.

8.5.5                   Participation in the Plan is permitted only on the basis that any rights that are not expressly set out in this Plan, or any applicable schedule, are excluded. Each Participant will be deemed to waive any such excluded rights in consideration for, and as a condition to, participating in the Plan.

8.5.6                   Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. But this does not affect any other right or remedy of a third party which exists or is available.

8.5.7                   For the avoidance of doubt, this rule applies throughout the employment of any Employee, after the termination of the employment, and during any period when the Employee has given or received notice to terminate his employment (whether such termination is lawful or unlawful).

8.6                            Committee’s decisions final and binding

The decision of the Committee in connection with any interpretation of the rules of the Plan or in any dispute relating to any matter relating to the Plan will be final and conclusive.

8.7                            Regulations

The Committee has power from time to time to make or vary regulations for the administration and operation of the Plan.

8.8                            Awards non-pensionable

Awards do not form part of a Participant’s remuneration for the purpose of determining entitlement to any benefit of employment including any pension or retirement benefit, life assurance, permanent health insurance or other similar benefit, whether existing or subsequently introduced.

8.9                            Employee trust

The Company and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire Shares or other assets to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent permitted by the Companies Act 2006.

8.10                     Consents

All transfers of Shares and RBS Bonds will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom or elsewhere, and it will be the individual’s responsibility to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

8.11                     Share rights

Shares issued to satisfy Awards under the Plan will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment. Where Shares are transferred to a Participant, including a transfer out of treasury, the Participant will be entitled to all rights attaching to the Shares by reference to a record date on or after the transfer date. The Participant will not be entitled to rights before that date.

8.12                     Notices

8.12.1            Any notice or other document which has to be given to an Employee or Participant under or in connection with the Plan may be delivered or sent by post to him at his home address according to the records of his employing company or sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him, or in either case such other address which the Company considers appropriate.

8.12.2            Any notice or other document which has to be given to the Company or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its respective registered office (or such other place as the Committee or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the sender.

8.12.3            Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting.

8.12.4            Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

8.13                     Data protection

By participating in the Plan each Participant consents to the holding and processing of personal data provided by such Participant to the Company, any Member of the Group and any other persons or entities for all purposes relating to the operation of the Plan. These include, but are not limited to:

8.13.1            administering and maintaining Participant’s records;

8.13.2            providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

8.13.3            providing information to future purchasers of the Company or the business in which the Participant works; and

8.13.4            transferring information about the Participant to a country or territory outside the European Economic Area.

8.14                     Amendment

8.14.1            Except as described in the rest of this rule 8.14, the Committee may at any time change the Plan in any way.

8.14.2            Except as described in rule 8.14.3, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to:

(i)                                  the Participants;

(ii)                               the limits on the number of Shares which may be issued under the Plan;

(iii)                            the individual limit for each Participant under the Plan;

(iv)                           the basis for determining a Participant’s entitlement to, and the terms of, securities, cash or other benefit to be provided and for the adjustment thereof (if any) if there is a capitalisation issue, rights issue or open offer, sub-division or consolidation of shares or reduction of capital or any other variation of capital; or

(v)                              the terms of this rule 8.14.2.

8.14.3            The Committee can change the Plan and need not obtain the approval of the Company in general meeting for any minor changes:

(i)                                  to benefit the administration of the Plan;

(ii)                               to comply with or take account of the provisions of any proposed or existing legislation;

(iii)                            to take account of any changes to legislation; or

(iv)                           to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Participant.

8.15                     Termination

The Committee may terminate the Plan at any time, and it will terminate on 28 April 2020. The termination of the Plan will not affect existing Awards.

8.16                     Governing law and jurisdiction

The Plan will be governed by and construed in accordance with English law. Any Member of the Group and all Participants shall submit to the non-exclusive jurisdiction of the English Courts as regards any matter arising under the Plan.

Schedule 1

Phantom awards

1                                      This schedule is made under and amends and supplements the terms of the 2010 LTIP (the “Plan”) for Conditional Awards made to employees in China and Jersey, and in any other country which may be specified as a country where it is not possible to make Conditional Awards.

2                                      Where a Conditional Award or any portion of a Conditional Award is granted under this schedule, the employee will not have any right to receive Shares, and the following provisions will apply.

3                                      The definitions of the following terms in rule 1 are deleted and replaced with the following:

“Conditional Award” means a conditional right to a cash payment granted in accordance with rule 3;

“Vesting” means a Participant becoming entitled to receive a cash payment under the Plan and “Vest” shall be construed accordingly.

4                                      The terms of each Conditional Award specified under rule 3.2 must include the number of notional Shares used to determine the amount of the cash payment that the Participant is eligible to receive when the Conditional Award Vests, as calculated under paragraph 6 below, and the currency in which the payment will be made.

5                                      Any determination made under rule 4.3 will relate to notional Shares, rather than to Shares.

6                                      The amount payable on the Vesting of a Conditional Award, including any dividend equivalent payable under rule 5.4, shall be determined in accordance with the following formula:

where:

a	=	is the number of notional Shares that Vest

b	=	is the Market Value of a Share at the time the Conditional Award Vests

c	=	(a)

if the Committee has determined that a dividend equivalent applies to the Conditional Award, the aggregate of the amount of the dividends payable during the period between the Award Date and the date the Conditional Award Vests, on the number of notional Shares in respect of which the Conditional Award Vests; or

(b) otherwise, zero

7                                      If any variable to be taken into account in determining the amount of the cash payment under paragraph 6 above is denominated in a currency other than the currency in which the cash payment is to be made, then for the purposes of determining the amount of the cash payment under that paragraph, that variable must be converted into the currency in which the cash payment is to be made using the currency exchange rate for those currencies at the time the Conditional Award Vests, as determined by the Committee.

8                                      Rule 6.4 is deleted and replaced with the following:

If a Participant dies, his Conditional Award will not lapse but will Vest in full on the date of death. The amount payable on Vesting will be calculated under paragraph 6 above on the basis that b = the Market Value of a Share on the date of death. Payment shall be made on production of a valid grant of probate (or local equivalent subject to the satisfaction of the Committee).

9                                      Where rule 7.1 applies, Any adjustment or exchange shall apply the notional Shares subject to the Conditional Award, and shall not confer any right to real shares.

10                               Arrangements for tax withholding in rule 8.4 may include a reduction in the amount of cash payable on the Vesting of a Conditional Award.

Schedule 2

Australia

1                                      This Schedule is made under, and amends and supplements, the terms of the 2010 Long Term Incentive Plan (the “Plan”) for Employees in Australia.

2                                      The definition of “Option Period” in rule 1 is modified to substitute the word “sixth” for the word “tenth”.

3                                      Rules 3.2.7 and 3.2.8 do not apply.

4                                      A new rule 3.10 is added:

3.10                           Lapse of Option

A Participant may, in their absolute discretion, elect to have all or any of their Options lapse by providing a written notice to the Committee. If the Participant elects to have any of their Options lapse under this rule, the Options to lapse as specified in the written notice will lapse effectively from when the Committee receives the written notice.

5                                      In relation to Options, Rules 5.2.1 and 5.2.2 operate subject to rule 3.10.

6                                      Rule 5.3.2 (vesting of Options) is deleted and replaced with the following:

5.3.2A           Subject to rule 5.3.2B, in relation to an Option, to the extent it has Vested, a Participant may exercise the Option at any time during the Option Period following Vesting provided that the Market Value of Shares at the time the Participant at the time the Participant seeks to exercise the Option equals or exceeds the Option Price.

5.3.2B             If an Option Vests under more than one provision of the rules of the Plan, the provision resulting in the shortest exercise period will prevail.

5.3.2C             If a Participant exercises an Option in accordance with rule 5.3.2A, then subject to rules 5.3.2D, 5.3.2E, 5.3.3, 5.5, 6.4, 8.4 and 8.10, the Committee will arrange for Shares to be transferred to or issued to the Participant within 30 days of the date on which the Option is exercised.

5.3.2D            A Participant must not sell, transfer or otherwise dispose of Shares provided in connection with the exercise of the Option until the end of 12 months after the time the Participant exercised the Option.

5.3.2E              The Committee may require that:

(i)           share certificates or such other evidence of title to Shares acquired by Participant on exercise of an Option be held in escrow until the expiry of the period referred to in rule 5.3.2D; or

(ii)          a Participant enter into such other arrangements as the Committee deems necessary to enforce or give effect to the restriction under rule 5.3.2D.

5.3.2F              If a Participant seeks to exercise an Option in circumstances that are not covered by rule 5.3.2A, the exercise will not be effective and the Committee will not be subject to any obligation to provide Shares to the Participant in connection with the Option until the Option is exercised in circumstances that are covered by rule 5.3.2A.

5.3.2G             The Option will lapse at the end of the period specified in rule 5.3.2A or, if earlier, on the earliest of:

(i)                                 if a Participant ceases to be an employee of any Member of the Group under rule 6.2, twelve months after it Vests in accordance with rule 6.3;

(ii)                              six months after an event which gives rise to Vesting under rule 7 or, if earlier, the date six weeks after the date on which a notice to acquire Shares under section 979 of the Companies Act 2006 is first served; or

(iii)                           if the Participant dies, the earlier of two years from his death or three months after the Participant’s personal representatives notify the Company that they have obtained a UK grant of representation.

7                                      Rules 5.4 (dividend equivalent) and 5.5 (cash alternative) do not apply.

8                                      The Committee must not exercise its discretion under rule 6.2.1 or any other rule of the Plan where the exercise of the discretion would result in a termination benefit being paid to a Participant in circumstances prohibited by Part 2D.2 of the Corporations Act 2001 (Cwlth).

Schedule 3

USA

1                                         This Schedule is made under and amends and supplements the terms of the Plan. This Schedule applies to Awards granted to Participants who are subject to U.S. taxation. In the event of any conflict, this Schedule takes precedence over the Plan and any other applicable Schedule.

2                                         Any capitalized words used in this Schedule and not defined in this Schedule shall have the meaning given to them in the Plan.

3                                         For the purposes of this Schedule, the “Short Term Deferral Period” means the period beginning on the date of Vesting (or, if rule 6.2 applies to a Conditional Award that is subject to a Performance Condition, the date on which the Performance Condition is satisfied) and ending on 15 March after the end of the calendar year in which the Short Term Deferral Period begins.

4                                         Rule 5.3.1 is replaced with the following wording:

In relation to a Conditional Award, as soon as practicable after Vesting, and in any event no later than the date on which the Short Term Deferral Period ends, the Participant will receive the number of Shares in respect of which it has Vested, subject to rules 5.3.3, 5.5, 6.4, 8.4, and 8.10.”

5                                         The last sentence of rule 5.4 is replaced with the following wording:

“Dividend equivalents will be paid to the Participant, subject to rule 8.4, as soon as practicable after Vesting, and in any event no later than the date on which the Short Term Deferral Period ends.”

6                                         With respect to a Conditional Award that is not subject to a Performance Condition, rule 6.3 is amended and restated as follows:

“Where rule 6.2 applies, an Award which has not Vested will Vest on the date of cessation of employment. The Committee may, in its sole discretion, reduce the portion of an Award that Vests under this rule 6.3 pro rata to reflect the proportion of the period between the Award Date and the date originally set for Vesting which has not elapsed.”

7                                         Rule 6.4 is replaced with the following wording:

“If a Participant dies, his Award will not lapse but will Vest in full on the date of death.  The Committee will only arrange for Shares, cash and/or RBS Bonds to be delivered to the Participant’s personal representatives if they have produced a valid grant of probate (or local equivalent, if applicable, subject to the satisfaction of the Committee) and, in any case, no later than the date on which the Short Term Deferral Period ends, or such later date as may be permitted under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.”